Exhibit 10.2

Loan Agreement Summary

1.	Lender and borrower:
Borrower:	Weifang Lakeland Safety Products Co., Ltd. (“WF”)
Lender:	Chinese Rural Credit Cooperative Bank (“CRCCB”)

2.	The borrowing amounts limit: RMB 6 million, WF can select the borrowing amounts within RMB 6 million (approximately USD $957,500).

3.	Borrowing method: Trading financial, WF mortgaged the building property and land use which is valued at RMB 12,749,263 to the bank. The bank hired a professional firm to supervise WF’s inventory flow, which WF will pay at a yearly rate of RMB 37,000.

4.	Interests: The annum interest rate is 5.52%. Monthly interest is RMB 27,600 which will be paid monthly.

5.	Borrowing period: up to one year. The longest borrowing period is one year beginning December 1, 2015 and ending November 18, 2016.